[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.71

AMENDMENT N°2
TO THE LOAN AGREEMENT
entered into as of December 30, 2010

BETWEEN:

XOMA (US) LLC, a Delaware limited liability company having a place of business at 2910 Seventh Street, Berkeley, California 94710 ("XOMA”), on the one hand,

AND:

Les Laboratoires Servier, a corporation organized and existing under the laws of France, having offices at 50 rue Carnot, 92284 Suresnes, France, and Institut de Recherches Servier, a corporation organized and existing under the laws of France having offices at 3, rue de la République, 92150 Suresnes (these two entities jointly referred to as “SERVIER”), on the other hand,

XOMA and SERVIER are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, SERVIER and XOMA are parties to an Amended and Restated Collaboration Agreement entered into as of February 14, 2012, and amended by an Amendment N°1 thereto dated as of November 4, 2014 (as such may be further amended by the parties thereto, the “Collaboration Agreement”) pursuant to which, among other things, XOMA and SERVIER established a collaboration for the continued development, regulatory approval and commercialization of products comprising or incorporating XOMA’s monoclonal antibody designated XOMA 052 (gevokizumab), and XOMA granted to SERVIER certain exclusive development and commercialization rights therein outside the United States and Japan;

WHEREAS, SERVIER and XOMA are parties to a Loan Agreement entered into as of December 30, 2010, as amended by a Consent, Transfer, Assumption and Amendment Agreement entered into as of August 12, 2013 (as such may be further amended by the parties thereto, the “Loan Agreement”) pursuant to which, among other things, SERVIER made a loan to XOMA; and

WHEREAS, SERVIER and XOMA have agreed to modify the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, including a modification on even date herewith of the Collaboration Agreement, the Parties hereto mutually agree to amend the Loan Agreement, as follows:

1.	Definitions. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement, except if they are otherwise defined in this Amendment, in which case they shall have the meaning ascribed to them in this Amendment.

2.	General. Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. No provision of this Amendment N°1 may be modified or amended except expressly in a writing signed by both Parties nor shall any terms be waived except expressly in a writing signed by both Parties charged therewith.

ARTICLE 1	AMENDMENT OF THE DEFINITION OF “MATURITY DATE” SET OUT IN ARTICLE 1 OF THE LOAN AGREEMENT

The definition of “Maturity Date” set out in Article 1 of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

“Maturity Date” means the earlier of (i) January 15, 2018, (ii) the date of termination of the Collaboration Agreement by Servier for material breach by XOMA US under Section 11.4 of the Collaboration Agreement, (iii) the second anniversary of the effective date of termination of the Collaboration Agreement under Section 11.3 of the Collaboration Agreement and (iv) the date of assignment by XOMA of the Collaboration Agreement to an Acquiror.

ARTICLE 2	AMENDMENT OF SECTIONS 3.2 AND 3.3 OF THE LOAN AGREEMENT

Sections 3.2 and 3.3 of the Loan Agreement are hereby deleted in their entirety and replaced by the following:

3.2            Principal Repayment.  XOMA US shall make the following principal repayment payments to SERVIER:

(a)	three million euros (€3,000,000) on January 15, 2016,

(b)	five million euros (€5,000,000) on January 15, 2017, and

(c)	seven million euros (€7,000,000) on the Maturity Date.

For the avoidance of doubt, notwithstanding any provision to the contrary (including Section 3.1(c) and the above terms in this Section 3.2), all outstanding principal, together with all accrued and unpaid interest, shall be due and payable by XOMA US on the Maturity Date, even if such Maturity Date (as determined according to the definition thereof set out in Article 1) occurs prior to one or more of the repayment dates set out above.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3            Right of Offset.  From and after the Repayment Commencement Date, Servier may, at its election upon written notice to XOMA US, withhold from XOMA US and apply to the principal amount of the Advance an amount up to [*]% of any milestone payment owing from Servier to XOMA US under the Collaboration Agreement and [*]% of any royalty payment owing by Servier to XOMA US under the Collaboration Agreement.  Upon such application, Servier shall be deemed to have satisfied its obligation to pay the withheld amount to XOMA US in respect of the applicable milestone or royalty payment, and XOMA US shall be deemed to have discharged the principal amount of the Advance in the amount so applied, the amount so discharged by XOMA US being applied to the next principal repayment(s) due in accordance with Section 3.2. Servier shall have the right to set-off or apply any amounts owed by Servier or any of its Affiliates to XOMA US or any of its Affiliates against the Indebtedness hereunder in case of an Event of Default.  Except as expressly permitted under this Section 3.3, Servier shall not have any right to set-off or apply any amounts owed by Servier or any of its Affiliates to XOMA US or any of its Affiliates against the Indebtedness hereunder.

ARTICLE 3	OTHER PROVISIONS

XOMA and SERVIER hereby covenant that each will, at any time and from time to time upon request by any other, and without the assumption of any additional liability thereby, execute and deliver such further documents and do such further acts as such party may reasonably request in order to fully effect the purpose of this Amendment N°2.

It is understood between the Parties that XOMA shall assume all costs related to any administrative registration that is reasonably required to give fully effect to this Amendment N°2.

This Amendment N°2 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same agreement.

All other terms of the Loan Agreement shall remain in full force and effect.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned by their duly authorised representatives have executed this Amendment Agreement on the date set forth below.

In Suresnes and San Francisco, on December __, 2014

/s/ Pascal Touchon	/s/ James R. Neal
LES LABORATOIRES SERVIER	XOMA (US) LLC
By: Mr. Pascal Touchon	By: James R. Neal
Title: Proxy	Name: James R. Neal
Title: VP, Business Development
Dated: January 9, 2015

/s/ Marie-Christine Larcher
INSTITUT DE RECHERCHES SERVIER
By: Mrs. Marie-Christine Larcher
Title: Proxy

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.